Exhibit 99.1

August 11, 2015

William H. Gray, Chief Executive Officer

Competitive Companies, Inc.

19206 Huebner Road, Suite 202

San Antonio, Texas 78258

Dear Bill:

Please accept this written notice of my resignation as Chief Technical Officer and my position on the Board of Directors at Competitive Companies, Inc. and its affiliate companies effective two weeks from today.  My last day of work will be August 25, 2015.  The decision to leave Competitive Companies, Inc. after almost 3 years was very difficult but I feel it is the best for myself and my family.

Please know that I am committed to support Competitive Companies, Inc. in any way possible for the next two weeks.  I feel this is a good time since I have filled my commitment of my 3 year employment contract which ends on the 21st of this month.

I sincerely thank you for the opportunities, experience and knowledge that I have gained during my career at Competitive Companies, Inc.  I have also enjoyed working with the executive team and our team members.

If there is anything I can do to provide a smoother transition during my remaining weeks at Competitive Companies, Inc., please feel free to let me know.

Best Regards,

/s/ Robert W. Merola

Robert W. Merola

Chief Technical Officer

Competitive Companies, Inc.

Wytec International, Inc.

Capaciti Networks, Inc.